Exhibit 10 ( r )

STRATEGIC ALLIANCE AGREEMENT

This Strategic Alliance Agreement (“Agreement”) is made by and between e-Smart Korea, Inc., a corporation organized under the laws of the Republic of Korea (“e-Smart”) having an office located at Songchon B/D, 9F, 642-9 Yeoksam-dong, Gangnam-gu, Seoul, Republic of Korea (“Korea”), and MYBi, Inc., a corporation organized under the laws of the Republic of Korea (“MYBi”) having an office located at Wooshin Building, 12F, 830-266 Bumil-Dong, Dong-gu, Busan-City, Korea, as of July 25, 2005 (the “Effective Date”). Each of e-Smart and MYBi may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. WHEREAS, e-Smart’s Affiliates have developed a proprietary biometric authentication system to be used in connection with “smart card” transactions, and has developed its own payment processing system related thereto;

B. WHEREAS, MYBi has developed certain proprietary technology to facilitate automated fare collection and other pre-paid micro-payments, and has entered into agreements with certain entities in Busan and other locations in Korea for the use of such technology; and

C. WHEREAS, each of e-Smart and MYBi desire to form a strategic alliance pursuant to the terms and subject to the conditions of this Agreement.

AGREEMENT

In consideration of the foregoing, and for good and valuable consideration, the receipt of which is hereby acknowledged, e-Smart and MYBI hereby agree as follows:

1. Definitions

Capitalized terms not defined herein shall have the definitions ascribed to them in the attached Appendix A, incorporated herein by reference.

2. Intent and Purpose of Alliance

This Agreement contemplates certain joint activities that are designed to facilitate the development, adoption, and use of certain automated fare collection, micro-payment and macro-payment systems in Korea and elsewhere around the world. Among other things, these activities would marry e-Smart’s proprietary biometric smartcard system with MYBi’s proprietary automated fare collection and micro-payment system. In addition, the Parties intend to promote e-Smart’s payments processing system and usage of e-Smart’s bank identification number (“BIN”) on the SSCs. Pursuant to the foregoing, it is the intent of the Parties to undertake the development, integration, and promotional projects as discussed in this Agreement with a contemplated investment by e-Smart of an aggregate amount in excess of US$150 million subject to its sole and complete satisfaction with all aspects of the transactions as contemplated herein as they progress including the ongoing cooperation of all parties concerned.

3. e-Smart Obligations

3.1 Supply of Terminals. Pursuant to the terms and subject to the conditions of this Agreement, e-Smart shall supply to area merchants in combination an aggregate of up to (a designated number of) terminals and other ISO 7816-compatible types of terminals (collectively, the “Terminals”) necessary to facilitate the intent of the Parties as provided in Section 2 of this Agreement, for deployment and use in the MYBi AFC Operating Areas.

3.1.1 Terminal Deployment and Marketing. The Parties will reasonably cooperate on the deployment and marketing of the Terminals; provided that if the Parties disagree as to any specific issue in the deployment and marketing of the Terminals, e-Smart’s determination shall prevail in each case, subject to its obligation to supply Terminals as provided in Section 3.1.

3.1.2 Supply of Additional Terminals. In its sole determination, e-Smart may, but is not obligated to, supply Terminals in quantities exceeding the quantity specified in Section 3.1.

3.2 Supply of SSCs. Pursuant to the terms and subject to the conditions of this Agreement, e-Smart shall supply to Bank of Busan and other designated issuers a quantity of SSCs sufficient to satisfy consumer demand within the MYBi AFC Operating Areas and maintain a twenty (20) day supply of SSCs based on e-Smart’s sole opinion as guided by the then current Quarterly SSC Forecast (as defined below) and any forecast available from Busan Bank and/or any other issuing bank.

3.2.1 Quarterly SSC Forecast. MYBi, no later than thirty (30) days prior to the expiration of each calendar quarter, shall provide e-Smart with a good faith estimate of the number of SSCs needed for the next calendar quarter pursuant to Section 3.2 of this Agreement (each such notice referred to herein as a “Quarterly SSC Forecast”). MYBi will provide its first Quarterly SSC Forecast as soon as practicable after the Effective Date.

3.2.2 Quantity Limitation. Notwithstanding anything to the contrary contained in this Agreement, the quantity of SSCs to be supplied by e-Smart pursuant to Section 3.2 shall be (a designated number of ) units per month for a period of five (5) years commencing on the Effective Date, without e-Smart’s prior written consent, which consent may be withheld in e-Smart’s sole discretion.

3.3 Stock Purchase. e-Smart shall as soon as practicable purchase, or cause the purchase through an e-Smart Affiliate, of 15% of MYBi’s issued and outstanding stock held by certain of its existing shareholders on terms and conditions acceptable to e-Smart and at a purchase price of (a designated number of )Won per share.

3.4 Subscription of Senior Convertible Debenture with Warrant. e-Smart agrees that it shall as soon as practicable purchase from MYBi a senior convertible debenture with warrant

(the “Debenture”) on terms and conditions acceptable to e-Smart, which funds shall be used by MYBi to upgrade its existing system and as additional working capital. The conversion price of the Debenture shall be priced so as to enable e-Smart to purchase a percentage of MYBi’s issued and outstanding equity of not less than 10.1 percent on a fully diluted basis at a price per share no greater than the price per share e-Smart pays to existing shareholders pursuant to the transaction envisaged in Section 3.3 above and for a total investment for Section 3.3 and 3.4 not exceeding (a designated number). In addition, the Debenture shall (i) provide e-Smart with at least (1) permanent seat on MYBi’s board of directors and that MYBi hire a manager assigned by e-Smart as a full time employee for harmonious coordination; (ii) provide e-Smart with specified veto rights with respect to major decisions; and (iii) contain customary assurances with respect to management and business plan as well as customary covenants and negative covenants.

3.5 Operations Center. Pursuant to the terms and subject to the conditions of this Agreement, e-Smart shall create, operate, and service as soon as reasonably practicable an Operations Center in Korea necessary to process any type of non-cash payment and all other functions it deems necessary or desirable as enabled by the SSC other than Automated Fare Collections and other traditional MYBi e-purse transactions.

4. MYBi Obligations

4.1 SSC Promotion and Issuance. Pursuant to the terms and subject to the conditions of this Agreement, MYBi and e-Smart shall jointly use commercially reasonable efforts to cause and assist Busan Bank and/or other mutually-agreed upon institutions to issue SSCs, using e-Smart’s BIN, for use in Korea, and use e-Smart’s payment processing system. Throughout the Term (defined below), MYBi and e-Smart shall jointly use commercially reasonable efforts to actively promote and market e-Smart’s Terminals and SSCs and MYBi’s pre-payment processing system throughout Korea. It is understood and agreed by the Parties that MYBi’s pre-payment (including automated fare collection) system shall be loaded on any and all of e-Smart’s biometric smartcards issued in Korea, without regard to who issues such cards.

4.2 Notice of Contracts. Pursuant to the terms and subject to the conditions of this Agreement and incorporated herein by reference, MYBi shall attach as addenda to this Agreement prior to its execution (a) authentic copies of all executed contracts and agreements between or among, as the case may be, MYBi and other parties in the MYBi AFC Operating Areas confirming that MYBi’s payment system is and shall be, for a minimum term of ten (10) years, the exclusive non-cash means to pay for bus, taxi or subway services throughout the City of Busan; and (b) authentic copies of any executed agreements between MYBi and any other city, province, unit or other governmental instrumentality of Korea specifying such entity’s use of MYBi’s non-cash payment systems.

4.3 Marketing Assistance. Pursuant to the terms and subject to the conditions of this Agreement, MYBi shall use commercially reasonable efforts to ensure that its sales force assists e-Smart’s merchant sales and marketing team and non-technical servicing team in Korea to fulfill those performance metrics, and subject to those job specifications, set forth by e-Smart and attached hereto as Appendix B and incorporated by reference into this Agreement, as they may be amended by mutual agreement of e-Smart and MYBi from time to time. In furtherance of this provision, e-Smart and MYBi shall form a full-time marketing team and MYBi shall use commercially reasonable efforts to not issue any MYBi accessory cards in real-name card issuance situations (i.e., where payment cards are required to be issued on a real-name basis) such as schools, private educational institutes, corporations, banks, stock markets, insurances, and credit cards, etc.

4.4 Roll-Out and Acceleration. Pursuant to the terms and subject to the conditions of this Agreement, after the Effective Date MYBi shall process automated fare collection and other prepaid micro-payments in Korea in a manner consistent with its service level prior to the Effective Date. However, MYBi shall issue and sell accessory cards for automated fare collection purposes only and it shall use commercially reasonable efforts to reduce the quantity of such issuances in order to accelerate SSC deployment.

4.5 Governmental Assistance. Upon e-Smart’s request, MYBi shall use commercially reasonable efforts to assist e-Smart in securing and maintaining any and all registrations, permits, licenses, approvals, certificates and other governmental actions required to be secured and maintained by e-Smart for the activities contemplated by this Agreement. Any such registration, permit, license, approval, certificate or other action will be secured and maintained solely in the name of e-Smart.

5. License to MYBi Technology

5.1 License Grant. Subject to the terms and conditions of this Agreement, MYBi hereby grants to e-Smart an exclusive license to use, during the Term, the MYBi Technology, and any updates, new versions, upgrades or other revisions thereof made by MYBi during the Term and all related Documentation. The license granted in this Section 5.1 may not be transferred by e-Smart to any third party, except to e-Smart’s Affiliates (in which case prior written notice of such transfer shall be made to MYBi and such Affiliate shall agree in writing to be bound by the provisions of this Agreement relating to the MYBi Technology and/or Documentation prior to such transfer). The geographic scope of this license is worldwide except for Korea. e-Smart shall obtain “SAM” for MYBi transactions in Korea only from MYBi and MYBi shall supply same on competitive terms and conditions to e-Smart.

5.2 Reservations. MYBi reserves all rights in and to the MYBi Technology and Documentation not expressly granted to e-Smart in Section 5.1. No title to or ownership of the MYBi Technology or any proprietary rights related thereto or Documentation is granted or transferred to e-Smart under this Agreement.

5.3 License Royalties. As consideration for the license granted in Section 5.1, e-Smart shall pay the following amounts (plus applicable value added taxes) to MYBi:

(a) an annual royalty of (a designated number) due and payable on each anniversary of the Effective Date; and

(b) a royalty in an amount equal to (a designated number) the Ex-Korea Automated Fare Collection Net Operating Profits, which shall be due and payable on a biannual basis, on July 31 and January 31 of each year of the Term, for the periods from January 1 through June 30 of that calendar year and from July 1 through December 31 of the previous calendar year, respectively.

5.4 Restrictions. e-Smart shall not, for itself or any of its Affiliates sell, license, assign, or transfer the MYBi Technology or any Documentation; decompile, disassemble, or reverse engineer the MYBi Technology; copy the MYBi Technology or any Documentation (except that e-Smart may make a reasonable number of copies of the MYBi Technology for backup purposes only); or remove from the MYBi Technology or any Documentation any notice of the confidential nature thereof or the proprietary rights of MYBi in such items.

5.5 Delivery of MYBi Technology. As soon as practicable after the Effective Date, MYBi shall deliver to e-Smart at least one complete copy of the MYBi Technology and all of the related Documentation, together with all items necessary for e-Smart to use the MYBi Technology pursuant to this Agreement. In addition, MYBi shall, during the Term and for no additional consideration, deliver to e-Smart one copy of any update, new version, upgrade or other revision of the MYBi Technology, along with related Documentation.

5.6 Additional Services. MYBi shall provide e-Smart with such installation, support, training for use and training for maintenance services relating to the MYBi Technology as may be reasonably requested by e-Smart from time to time during the Term and MYBi shall provide same to e-Smart without any additional cost or consideration in Korea. If e-Smart requests any such services outside of Korea, the Parties shall discuss and agree on the terms and conditions on which MYBi will provide such additional services on a case-by-case basis.

5.7 Ownership of Upgrades made by e-Smart. As between the Parties, e-Smart shall own all right, title, and interest in and to any modifications independently developed by e-Smart to the MYBi Technology (“e-Smart Modifications”). Pursuant to the terms of this Agreement, e-Smart hereby grants to MYBi a non-exclusive, perpetual, worldwide, royalty-free license in and to such e-Smart Modifications.

6. Use of Marks

6.1 MYBi’s Use of e-Smart’s Marks

6.1.1 e-Smart’s Marks. Subject to the terms and conditions of this Agreement, MYBi may display or refer to e-Smart’s proprietary indicia, trademarks, service marks, trade names, logos, symbols, BIN, and/or brand names (collectively “e-Smart Marks”) in connection with MYBi’s performance of its obligations pursuant to this Agreement. MYBi may not remove, destroy or alter any e-Smart Marks on any object including, but not limited to, the SSCs and the Terminals. All use of the e-Smart Marks shall be subject to e-Smart’s logo and trademark usage guide, as provided to MYBi, and as the same may be updated from time to time.

6.1.2 No Challenge. MYBi agrees that it shall not challenge or assist others to challenge e-Smart’s rights in the e-Smart Marks or the registration of the e-Smart Marks, or attempt to register any trademarks, trade names or other proprietary indicia confusingly similar to the e-Smart Marks.

6.1.3 Ownership Restriction. All e-Smart Marks appearing on or incorporated in any article, including but not limited to the Terminals or SSCs or the MYBi Technology, are and shall remain, as between MYBi and e-Smart, the exclusive property of e-Smart. e-Smart does not grant any right in the e-Smart Marks or in any other trademark, trade name, service mark, business name or goodwill of any other party except as expressly permitted hereunder or by separate written agreement of the Parties and all use of the e-Smart Marks shall inure to the benefit of e-Smart.

6.2 MYBi Marks.

6.2.1 Use of MYBi Marks. Subject to the terms and conditions of this Agreement, e-Smart may display or refer to MYBi’s proprietary indicia, trademarks, service marks, trade names, logos, symbols and/or brand names (collectively “MYBi Marks”) in connection with e-Smart’s performance of its obligations pursuant to this Agreement. e-Smart may not remove, destroy or alter any MYBi Marks on any article. All use of the MYBi Marks shall be subject to MYBi’s logo and trademark usage guide, as provided to e-Smart, and as the same may be updated from time to time.

6.2.2 No Challenge. e-Smart agrees that it shall not challenge or assist others to challenge MYBi’s rights in the MYBi Marks or the registration of the MYBi Marks, or attempt to register any trademarks, trade names or other proprietary indicia confusingly similar to the MYBi Marks.

6.2.3 Ownership Reservation. All MYBi Marks are and shall remain, as between MYBi and e-Smart, the exclusive property of MYBi. MYBi does not grant any right in the MYBi Marks or in any other trademark, trade name, service mark, business name or goodwill of any other party except as expressly permitted hereunder or by separate written agreement of the Parties and all use of the MYBi Marks shall inure to the benefit of MYBi.

6.3 Notification of Infringement. Each Party (the “Notifying Party”) shall immediately notify the other Party (the “Infringed Party”) of any infringement, misappropriation or violation of any of the Infringed Party’s patents, copyrights, trademarks, trade secrets or other proprietary rights that comes to the attention of the Notifying Party. In the event of any such infringement, misappropriation or violation relating to the activities of the Notifying Party or any of its employees, agents, representatives, distributors, dealers, sales representatives or customers, the Notifying Party shall take all steps reasonably necessary to terminate any such infringement, misappropriation or violation. The Infringed Party shall have exclusive control over the prosecution and settlement of any legal proceeding to enforce, to recover damages on account of any infringement, misappropriation or violation of, or to defend any of its proprietary rights. The Notifying Party shall: (a) provide such assistance related to such proceeding as the Infringed Party may reasonably request; and (b) assist the Infringed Party in enforcing any settlement or order made in connection with such proceeding; provided that the Infringed Party shall reimburse the expenses reasonably incurred by the Notifying Party to provide such assistance in accordance with the Infringed Party’s requests for the same.

7. Other Fee Sharing

7.1 Korea Macro-Payment Net Operating Profits. Subject to the terms and conditions of this Agreement, e-Smart shall pay to MYBi on the 28th calendar day of each month, or if a holiday the first business day thereafter, a fee equal to (a designated number) of the Korea Macro-Payment Net Operating Profits, which amount shall include all applicable value added taxes.

7.1.1 Period of Calculation. Except as provided in Section 7.1.2 and subject to the terms and conditions of this Agreement, fees payable for the Korea Macro-Payment Net Operating Profits pursuant to Section 7.1 shall be calculated for a period beginning at 0:00:00 hours (Busan, Korea time) on the 28th calendar day of each month and ending at 23:59:59 hours (Busan, Korea time) on the 27th day of the subsequent month.

7.1.2 First Payment Cycle. The first payment due pursuant to Section 7.1 shall be calculated for a period beginning at 12 noon (Busan, Korea time) on the Effective Date and ending at 23:59:59 hours (Busan, Korea time) on the 27th day of the following calendar month.

7.2 Non-SSC Gross Collections and SSC Gross Net Profits. Subject to the terms and conditions of this Agreement, MYBi shall pay to e-Smart on the 28th calendar day of each month, or if a holiday the first business day thereafter, a fee equal to the aggregate sum of (a) an amount equal to (a designated number) of the MYBi Non-SSC Gross Collections, (b) an amount equal to (a designated number) of the MYBi SSC Gross Net Profits (varied by area) and (c) an amount equal to (a designated number) of the e-Smart SSC Gross Net Profits (varied by area), plus applicable value-added taxes.; provided, however, that no fees shall be payable to e-Smart with respect to the MYBi Non-SSC Gross Collections until and unless the Completion Date occurs and, once the Completion Date occurs, fees payable for the MYBi Non-SSC Gross Collections shall be paid only for a period of two (2) years thereafter.

7.2.1 Period of Calculation. Except as provided in Sections 7.2.2 and 7.2.3 and subject to the terms and conditions of this Agreement, fees payable for the MYBi Non-SSC Gross Collections, the MYBi SSC Gross Net Profits and the e-Smart SSC Gross Net Profits pursuant to Section 7.2 shall be calculated for a period beginning at 0:00:00 hours (Busan, Korea time) on the 28th calendar day of each month and ending at 23:59:59 hours (Busan, Korea time) on the 27th day of the subsequent month.

7.2.2 First Payment Cycle for MYBi Non-SSC Gross Collections. The first payment due pursuant to Section 7.2(a) shall be calculated for a period beginning at 12 noon (Busan, Korea time) on the Completion Date and ending at 23:59:59 hours (Busan, Korea time) on the 27th day of the following calendar month.

7.2.3 First Payment Cycle for MYBi SSC Gross Net Profits and e-Smart SSC Gross Net Profits. The first payment due pursuant to Section 7.2(b) and (c) shall be calculated for a period beginning at 12 noon (Busan, Korea time) on the Effective Date and ending at 23:59:59 hours (Busan, Korea time) on the 27th day of the following calendar month.

7.3 Application Fees. In addition to any other fee e-Smart directly or indirectly charges SSC end-users, if any, e-Smart shall cause a fee of (a designated number) per SSC to be collected from each issuer of SSCs upon issuance. Of that amount and after receipt of same, e-Smart shall pay to MYBi, at the same time as the fee payable under Section 7.1, a fee of 2,000 Korean Won per SSC issued during the time frame referenced in Section 7.1.1. e-Smart shall keep (a designated number) difference for processing and handling.

8. Accurate Records and Audit Rights

Each Party shall maintain complete and accurate records to support and document the royalties and fees accruing and payable pursuant to Sections 5 and 7 of this Agreement. Each Party shall, upon reasonable written notice from the other Party (the “Requesting Party”), provide access to such records during regular business hours at the Requesting Party’s convenience, to the Requesting Party or to an independent auditor(s) chosen by the Requesting Party for the purposes of audit. A Party’s right to conduct such audits shall be limited to twice in any one calendar year. If any such audit discloses that a Party has underpaid the other Party for any royalties or fees accrued pursuant to Section 5 or 7 of this Agreement by five percent (5%) or more for the period under audit, such underpaying Party shall pay, in addition to such deficiency, the costs of such audit. In other cases, the Requesting Party shall bear all costs of such audit. Each Party shall keep such records for a rolling five (5) years.

9. Noncompetition Covenant

9.1 No Competition. MYBi will not compete with-Smart in the micro-payment field or in the macro-payment field anywhere in the world. This covenant shall be deemed separate covenants for each and every jurisdiction covered by the non-compete obligation and in the event the covenant for one or more such jurisdictions is determined to be unenforceable the remaining covenants shall continue to be effective.

9.2 Exceptions to Non-Compete. Notwithstanding anything to the contrary contained in Section 9.1, if e-Smart does not use the MYBi Technology in any given nation other than Korea (each such nation is referred to individually as an “Independent Territory”), e-Smart shall allow MYBi, upon MYBi’s request, a limited right to use the MYBi Technology in such Independent Territory, provided that (a) such exception shall only be effective for a specific Independent Territory; and (b) the term of such exception shall end three (3) months after the date on which e-Smart notifies MYBi in writing of its intention to use the MYBi Technology in such Independent Territory. As consideration for this exception, MYBi shall pay to e-Smart (y) an annual fee of US$1, payable in advance on the date of e-Smart’s granting of its exception and on each anniversary thereafter; and (z) as to each Independent Territory, a fee equal to 0.55% of the Gross Micro-Payment Collections made by MYBi in such Independent Territory, which shall be payable twice each year for the duration of such exception on July 31 for the period from January 1 through June 30 of that calendar year and on January 31 for the period from July 1 through December 31 of the previous calendar year.

10. Confidentiality

10.1 Confidential Information. Confidential Information and Confidential Materials are made available to Recipient solely for the purpose of pursuing a business relationship between the Parties. Recipient shall not use, disclose, disseminate or distribute any

Confidential Information or Confidential Materials for any other purpose without the prior written consent of Discloser. Without limitation of the foregoing, Recipient shall not use any Confidential Information or Confidential Materials to design, develop, provide or market any product or service that may compete with any product or service of Discloser.

10.2 Uses of Confidential Information. Recipient shall protect any Confidential Information and Confidential Materials from any unauthorized use, disclosure, copying, dissemination or distribution. Without limitation of the foregoing, Recipient shall: (a) make the Confidential Information and Confidential Materials available only to those of its employees, agents and other representatives who have a need to know the same, who have been informed that the Confidential Information and Confidential Materials belong to Discloser and are subject to this Agreement, and who have agreed or are otherwise obligated to comply with this Agreement; (b) not disclose any Confidential Information or Confidential Materials to any third party; (c) make or copy the Confidential Materials only as reasonably required for the performance of this Agreement; (d) not deliver, distribute, display, demonstrate or otherwise make available any Confidential Information or Confidential Materials to any third party except as provided in clause (a) above; and (e) not remove or obliterate markings (if any) on any Confidential Information or Confidential Materials indicating its proprietary or confidential nature.

10.3 Exceptions to Nondisclosure. Notwithstanding Section 10.2, Recipient may disclose or produce any Confidential Information or Confidential Materials if and to the extent required by any discovery request, subpoena, court order or governmental action; provided that Recipient shall give Discloser reasonable advance notice of the same and shall afford Discloser a reasonable opportunity to appear, object and obtain a protective order or other appropriate relief regarding such disclosure.

10.4 Ownership of Confidential Information. All Confidential Information and Confidential Materials are and shall remain the property of Discloser. This Agreement shall not be interpreted or construed as granting any license or other right to a Party under any patent, copyright, trademark, trade secret or other proprietary right of the other Party.

10.5 Compliance with Laws. Recipient shall comply with any and all applicable laws relating to the use, disclosure, copying, dissemination and distribution of any Confidential Information or Confidential Materials provided by Discloser (including, but not limited to, any and all laws relating to Discloser’s proprietary rights or the export of any technical data included in such Confidential Information or Confidential Materials).

11. Representations and Warranties

11.1 Mutual Representations and Warranties. Each Party represents and warrants to the other that (a) it is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation; (b) it has the full right, power and authority to enter into this Agreement and perform the obligations and acts required of it hereunder; (c) the execution, delivery and performance of this Agreement has been duly authorized by all necessary action; (d) this Agreement constitutes the legal, valid and binding obligation of such Party and is enforceable in accordance with its terms; (e) neither this Agreement (nor any term hereof) nor the performance of or exercise of rights or obligations under this Agreement is restricted by, contrary to, ineffective under, requires consent, registration or approval under, or shall require any termination payment or compulsory licensing under, any law or regulation of any political or governmental entity; (f) to its knowledge, no litigation or governmental, regulatory, or administrative agency investigation or proceeding is pending or threatened against it that might adversely affect its ability to perform this Agreement; (g) it has obtained and will maintain in effect throughout the Term any and all consents, approvals and other authorizations necessary for the performance of its obligations hereunder; and (h) during the Term, it will comply with all relevant laws, rules, and regulations, including, but not limited to, the United States Foreign Corrupt Practices Act, as amended from time to time.

11.2 Additional Representations and Warranties. MYBi further represents and warrants to e-Smart that it owns or possesses the rights, title and/or licenses in and to the MYBi Technology and Documentation necessary to grant the license granted to e-Smart hereunder and perform its related obligations hereunder without claim or encumbrance, including without claim of infringement of the intellectual property or other rights of any third party.

12. Term and Termination

12.1 Term. This Agreement shall become effective as of the Effective Date and remain in full force and effect for a period of ten (10) years unless earlier terminated in accordance with this Agreement. Absent written notice of non-renewal as provided in this Section 12.1, this Agreement shall be automatically renewed for successive one-year terms (“Renewal Terms”) upon the expiration of the Initial Term and each Renewal Term. Notice of non-renewal, if given, shall be given in writing by e-Smart to MYBi, or by MYBi to e-Smart, as the case may be, not less than ninety (90) calendar days before the expiration of the Initial Term of this Agreement or ninety (90) calendar days before the expiration of any Renewal Term thereof. The initial term, together with any Renewal Terms, is collectively referred to herein as the “Term.”

12.2 Termination Upon Default. Either Party may terminate this Agreement in the event that the other Party defaults in performing any obligation under this Agreement and such default continues unremedied for a period of thirty (30) days following written notice of such default.

12.3 Termination Upon Insolvency. Either Party may terminate this Agreement, effective upon delivery of written notice by such Party to the other Party: (a) upon the institution of any insolvency, receivership or bankruptcy proceeding or any other proceedings of similar nature in respect of the other Party; (b) upon the making of a general assignment for the benefit of creditors by the other Party; or (c) upon the dissolution, liquidation or winding-up of the other Party.

12.5 Rights of Termination Cumulative. The rights of termination specifically provided herein shall be considered to be cumulative, and shall be in addition to the rights of termination for breach of this Agreement and all other remedies at law or in equity, including, but not limited to, specific performance, otherwise inuring to the Parties by operation of law.

12.6 Effect of Termination. The provisions of Sections 5.2, 5.4, 5.7, 6, 8, 9, 10, 12, 13, 14, 15 and 17 through 32, inclusive, shall survive the expiration or earlier termination of this Agreement. The term of any license granted hereunder shall expire upon expiration or termination of this Agreement.

12.7 Compensation on Termination or Non-Renewal. Upon the expiration or termination of this Agreement, each Party shall pay the other Party all outstanding royalties, fees and other amounts that have accrued until such expiration or termination.

12.8 Return of Items. Upon a Party’s request in connection with the expiration or termination of the Term, each Party shall return to the other Party any and all Confidential Materials (including copies thereof) relating to any Confidential Information of such other Party that are retained by such Party in relation to this Agreement or its performance hereof.

13. Dispute Resolution

13.1 Informal Dispute Resolution. In the case of any dispute under this Agreement, the Parties shall first attempt in good faith to resolve their dispute informally, or by means of commercial mediation, without the necessity of a formal proceeding, as follows: either Party may, upon written notice to the other, submit such dispute to their chief executive officers, who shall meet to attempt to resolve the dispute by good faith negotiations.

13.2 Arbitration. In the event the Parties are unable to resolve such dispute within thirty (30) days after the notice in Section 13.1 is received, either Party may proceed to submit the dispute to arbitration in Singapore pursuant to the Rules of Arbitration of the International Chamber of Commerce. There shall be three arbitrators, selected in accordance with Section 8 of such Rules. The arbitration proceedings shall be conducted in English. Arbitration fees shall be shared equally by the parties to the arbitration.

13.3 Equitable Relief. Notwithstanding anything to the contrary contained in this Agreement, each Party shall have the right to seek preliminary or provisional equitable relief against the other Party and/or e-Smart USA for any breach of Section 5.4, 6, 9 or 10 of this Agreement in any court of competent jurisdiction.

14. Indemnification

14.1 Right to Indemnification. Each Party (an “Indemnifying Party”) shall reimburse, indemnify and hold harmless the other Party and its directors, officers, employees and controlling shareholders (an “Indemnified Party”), to the full extent lawful, from and against any and all losses, claims, damages or liabilities of any nature whatsoever with respect to or arising from any acts or omissions of the Indemnifying Party in its capacity as such, except to the extent that the Indemnified Party is liable for such acts or omissions because of its own gross negligence, bad faith or misconduct.

14.2 Indemnification Procedure. Promptly after receipt by an Indemnified Party of notice of the commencement of any claim or action, such Indemnified Party shall, if a claim in response thereof is to be made against the Indemnifying Party, promptly notify the Indemnifying

Party in writing of the commencement thereof; but the omission so to notify the Indemnifying Party shall not relieve it from any liability that it may have to any Indemnified Party pursuant to Section 14.1 hereof, except to the extent that the Indemnifying Party is actually prejudiced by such failure to so notify. In case any such action shall be brought against an Indemnified Party and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall have thirty (30) days after receipt of such notice to assume, conduct and control the defense or settlement thereof, with counsel reasonably satisfactory to such Indemnified Party and, after notice from the Indemnifying Party of its election so to assume, conduct and control the defense or settlement thereof, the Indemnifying Party shall not be liable to such Indemnified Party under Section 14.1 for any legal expenses of other counsel or any other expenses relating to such action, in each case subsequently incurred by such Indemnified Party, unless (a) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (b) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both Parties by the same counsel would be inappropriate in the reasonable opinion of the Indemnified Party, due to actual or potential differing interests between them. The Indemnifying Party shall have the right to pay or settle any such action without the consent of the Indemnified Party, provided that such payment or settlement involves a full and unconditional release of the Indemnified Party. If the Indemnifying Party fails to notify the indemnified Party with the above thirty-day period of its election to assume, conduct and control the defense or settlement of an action notified by the Indemnified Party, the Indemnified Party shall be entitled to contest, defend, settle or compromise the action in the exercise of its reasonable discretion at the expense of the Indemnifying Party; provided that the Indemnified Party shall notify the Indemnifying Party of any compromise or settlement it intends to make.

14.3 Indemnification Payments. Any indemnification required hereunder to be made by the Indemnifying Party shall be made promptly following the fixing of any liability, loss, damage, cost or expense incurred or suffered by an Indemnified Party, whether by a final judgment of any court, settlement, contract or otherwise. Subject to the provisions of Section 14.2 above, all reasonable expenses incurred by an Indemnified Party in defending any action, suit or proceeding with respect to matters as to which such Indemnified Party is entitled to or may be entitled to indemnification shall be paid by the Indemnifying Party from time to time as such expenses are incurred in advance of the final disposition of such action, suit or proceeding. In order to receive such payments, the Indemnified Party shall agree to reimburse the Indemnifying Party for all reasonable expenses paid by the Indemnifying Party in defending any such action, suit or proceeding against such Indemnified Party in the event and only to the extent that it shall ultimately be determined that such Indemnified Party is not entitled to indemnification by the Indemnifying Party for such expenses under the provisions of this Agreement or otherwise.

14.4 Indemnification Obligations Cumulative. The obligations of the Indemnifying Party under this Section 14 shall be in addition to any other liability which the Indemnifying Party otherwise may have.

15. Limitation of Liability

EXCEPT FOR CLAIMS ARISING OUT OF BREACH OF SECTION 8, 9, 10 OR 11.2 (IN THE CASE OF SECTION 11.2, CLAIMS ARISING FROM KOREA ONLY, AND NOT OTHER CLAIMS), NEITHER PARTY SHALL BE LIABLE FOR ANY LOST PROFITS, COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING IN ANY WAY OUT OF THIS AGREEMENT OR ANY BREACH, DEFAULT OR TERMINATION HEREOF, WHETHER OR NOT IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OR ANY LIMITED REMEDY PROVIDED IN THIS AGREEMENT.

16. Publicity

The Parties shall issue a mutually agreeable joint press release regarding this Agreement and shall not make any further announcement with respect to the transactions contemplated hereby except as required by applicable law, without the prior written approval of the other Party, which shall not be unreasonably withheld or delayed.

17. Expenses

Except as provided in this Agreement or otherwise agreed in writing, each Party shall be solely responsible for its own costs and expenses in fulfilling the obligations defined in this Agreement.

18. Language

This Agreement and all other agreements and correspondence relating to or affecting this Agreement may be prepared in the English and Korean languages. In the event of a conflict between the English version and the Korean version of this Agreement, the English version shall prevail.

19. Independent Contractor Relationship

Each Party shall at all times be an independent contractor, and not an employee or agent of the other Party, in connection with the performance of this Agreement. Each Party (a) shall not enter into any contract, agreement or other commitment, or incur any obligation or liability, in the name or otherwise on behalf of the other Party; and (b) shall retain full control over the manner in which it and its employees perform this Agreement. This Agreement shall not be construed to create a partnership, joint venture or employment relationship between the Parties.

20. Force Majeure

Except as expressly set forth herein, neither Party shall be liable for any nonperformance, delay or other loss caused by any event or conditions that are beyond its reasonable control, including, without limitation, any nonperformance, delay or other loss caused by a failure of any part of the supply chain not controlled by the Party seeking excuse by virtue of this Section 20 that disrupts the delivery of any vital product or service, any Act of God, war, strike or other labor unrest, civil disturbance, or other interruption in the ability of such Party to perform this Agreement which is beyond the reasonable control of such Party.

21. Currency

Payments made pursuant to this Agreement shall be made in the currency earned.

22. Further Assurances. Upon the reasonable request of either party, the other party shall agree to and execute such documents as may be necessary to clarify the provisions hereof.

23. Notices

Any notice or other communication under this Agreement given by either Party to the other Party shall be either (a) in writing and delivered by first class, registered or certified mail, return receipt requested, postage prepaid or by express courier service; or (b) sent by facsimile with proof of successful transmission to the intended recipient. Notices shall be deemed received only upon actual delivery thereof to the intended recipient. Notices shall be directed to the intended recipient at the address or numbers specified below. Either Party may from time to time change such address or numbers by giving the other Party notice of such change in accordance with this Section 23.

If to e-Smart:	e-Smart Korea, Inc.
Songchon B/D, 9F, 642-9 Yeoksam-dong,
Gangnam-gu, Seoul, Republic of Korea
	Attn:	Richard Kim
	Phone:	2-2185-5888
	Fax:	2-2185-4887

If to MYBi:	MYBi, Inc.
Wooshin Building, 12F, 830-266 Bumil-Dong,
Dong-gu, Busan-City, Korea
	Attn:	Song B. Weon
	Phone:	051-635-1010
	Fax:	051-637-2727

24. Successors and Assigns

Except as otherwise provided in this Agreement, neither Party may assign this Agreement or any of its rights, title or interest under this Agreement (voluntarily, involuntarily, by operation of law or otherwise) without the prior written consent of the other Party, which consent may be withheld in such Party’s sole discretion. No assignment by either Party, with or without the consent of the other Party, shall relieve or release the party making the assignment from any of its obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and permitted assigns.

25. Waiver

The failure of either Party to insist upon or enforce strict performance of any of the provisions of this Agreement or to exercise any rights or remedies under this Agreement shall not be construed as a waiver or relinquishment to any extent of such Party’s right to assert or rely upon any such provisions, rights, or remedies in that or any other instance; rather, the same shall be and remain in full force and effect.

26. Severability

If any provision of this Agreement is held by a court or arbitral tribunal to be illegal, invalid, or unenforceable, the rest of this Agreement shall remain legal, valid, and enforceable to the fullest extent possible. In such event, the Parties agree that the provisions of this Agreement shall be modified and reformed so as to give effect to the original intent of the Parties as closely as possible with respect to the provision that was held illegal, invalid or unenforceable.

27. Applicable Law

This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the Republic of Singapore, without reference to its choice of law principles to the contrary. Exclusive venue and jurisdiction for all actions, other than non-binding mediation, that may be brought between the parties shall be in Singapore.

28. No Third-Party Beneficiaries

This Agreement is for the benefit of, and will be enforceable by, the Parties only. Except for an e-Smart Affiliate, this Agreement is not intended to confer any right or benefit on any third party (including, but not limited to, any employee of any Party). No action may be commenced or prosecuted against a Party by any third party claiming as a third-party beneficiary of this Agreement or any of the transactions contemplated by this Agreement.

29. Further Assurances

Each of the Parties hereto shall execute, acknowledge and deliver any instruments or documents necessary to carry out the purposes of this Agreement.

30. Counterparts

This Agreement may be executed in counterparts and such counterparts taken together shall constitute one and the same agreement.

31. Headings

The list of exhibits and headings of sections, paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not intended to restrict, affect or be of any weight in the interpretation or construction of the provisions of such sections, paragraphs or subparagraphs.

32. Entire Agreement

When fully and properly executed, this Agreement constitutes the entire agreement, and supersedes any and all prior agreements (including, without limitation, the Letter of Intent dated June 27, 2005), between the Parties with regard to the subject matter hereof. No amendment, modification or waiver of any of the provisions of this Agreement shall be valid unless set forth in a written instrument signed by the Party to be bound thereby.

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Effective Date.

e-Smart:		MYBi:

e-Smart Korea, Inc.		MYBi, Inc.

By:	Richard Kim	By:	Song B. Weon
Title:	Managing Director	Title:	Chief Executive Officedr

ACKNOWLEDGEMENT:

e-Smart Technologies, Inc., a Nevada USA corporation, hereby acknowledges for the benefit of MYBi, Inc., a Korean corporation, that it is fully aware of the contents of the Agreement as contained hereinabove. Further that to the best of its knowledge, all representations, warranties and covenants made by its wholly owned subsidiary, e-Smart Korea, are true and correct in all material aspects. With respect to the proposed stock purchase and Debenture purchase, our group of companies is undergoing a corporate restructuring in order to minimize the possibility of double taxation that exists between the USA and a number of the foreign jurisdictions in which our group is involved. Until this restructuring is finalized, neither e-Smart Korea nor the undersigned are able to state which affiliate will be the counterparty to the aforementioned securities transactions with MYBi. We can state, however that e-Smart Korea was authorized at the holding company level of our group to make the representations concerning these purchases to you and that as of the date hereof, we have no reason to suspect that they will not occur in a timely manner with MYBi’s cooperation.

Acknowledged By:

e-Smart Technologies, Inc.

/s/

Authorized Signatory Dated: 25 July 2005

Appendix A: Definitions

“Affiliate” means as to any Party, any other person directly or indirectly controlling, controlled by or under common control with such Party. The term “control” means the power and ability to direct the management and policies of the controlled enterprise through ownership of voting shares of the controlled enterprise or by contract or otherwise.

“Completion Date” means the calendar day immediately following the date on which e-Smart has: (a) delivered to customers in the City of Busan, in the aggregate, the 20,000th merchant Terminal; (b) delivered one (1) SSC to Busan Bank; and (c) has the operations center referred to in Section 3.5 operational.

“Confidential Information” means any trade secrets or other information of Discloser or otherwise relating to its business or operations that is not generally available to the public, whether of a technical, business or other nature (including, without limitation, the relationship between the Parties, and information relating to Discloser’s technology, software, products, services, designs, methodologies, business plans, finances, marketing plans, customers, prospects or other affairs), that is disclosed to or is acquired by Recipient under or in relation to this Agreement or the transaction contemplated hereby. Confidential Information also includes any information that has been made available to Discloser by third parties that Discloser is obligated to keep confidential. Confidential Information does not include any information that: (a) is or was lawfully acquired by Recipient from a third party and is not subject to an unexpired obligation to such third party restricting Recipient’s use or disclosure thereof; (b) is independently developed by Recipient without reliance upon or use of any of the Confidential Information; or (c) is or has become generally publicly available through no fault or action of Recipient or any of its directors, officers, employees, agents, representatives or Affiliates.

“Confidential Materials” means any document, diskette, tape, writing or other tangible medium or item that contains any Confidential Information, whether in printed, handwritten, coded, magnetic or other form and whether delivered by Discloser or made by Recipient.

“Discloser” means a Party that discloses any of its Confidential Information to the other Party under or in relation to this Agreement or the transactions contemplated hereby.

“Documentation” means the user manuals, technical manuals, specifications, hardware configurations, operating environment and other documentation relating to the MYBi Technology, and any supplement, update or modification related thereto, which MYBi has prepared for its internal operational purposes.

“e-Smart SSC Gross Net Profits” means gross amounts of fees collected by MYBi from merchants, net of (i) related services fees payable to charging agents, collection agents and other independent agents, (ii) applicable value added taxes and (iii) portions of such fees payable to e-Smart pursuant to Section 7.2(b) (i.e., 35% of the MYBi SSC Gross Net Profits), in connection with any prepaid payment card transactions (other than those involving automated fare collection) in Korea that are consummated using SSCs and through Terminals deployed by e-Smart.

“Ex-Korea AFC Net Operating Profits” means the net operating profits earned by e-Smart or any of its Affiliates in connection with its operation of any MYBi automated fare collection system(s) outside Korea.

“Gross Micro-Payment Collections” means all amounts spent by end-users by means of prepaid payment cards issued in connection with any micro-payment (including automated fare collection) system operated by MYBi in an Independent Territory.

“Korea Macro-Payment Net Operating Profits” means the net operating profits earned by e-Smart or any of its Affiliates in connection with its operation of any debit and/or credit card payment (automated fare collection and other prepaid payments excluded) system in Korea.

“MYBi AFC Operating Areas” means those areas inside Korea where MYBi has deployed its automated fare collection system.

“MYBi Non-SSC Gross Collections” means all amounts spent by end-users on public transportation (excluding value added tax) by means of non-SSC prepaid payment cards issued in connection with any automated fare collection system operated by MYBi in Korea.

“MYBi SSC Gross Net Profits” means gross amounts of fees collected by MYBi from operators of public transportation systems or other merchants, net of (i) related services fees payable to charging agents, collection agents and other independent agents and (ii) applicable value added taxes, in connection with any automated fare collection or other prepaid payment card transactions in Korea that are consummated using SSCs.

“MYBi Technology” means MYBi’s proprietary micro-payment system, including all software, know-how, trade secrets, hardware designs, COS, SAM, and any upgrades, corrections, updates, new versions and fixes made by MYBi thereto during the Term.

“Recipient” means a Party that receives from the other Party or otherwise acquires any Confidential Information under or in relation to this Agreement or the transactions contemplated hereby.

“SSCs” means “Super Smart Cards™,” e-Smart’s proprietary biometric smartcard system with MYBi’s proprietary micro-payment system loaded onboard.